Exhibit 99.1

Questar Corp. Chief Financial Officer Martin H. Craven to retire;

Kevin W. Hadlock named as Executive Vice President and CFO

SALT LAKE CITY - Questar Corp. (NYSE: STR) announced today that Martin Craven, vice president and chief financial officer (CFO) has elected to retire, effective March 1, 2011, after 20 years with the company. Craven began his career at Questar in 1990 in the treasury department, after 12 years with other energy companies.

"It has been a privilege and distinct honor to work with Martin over the past many years. His knowledge and experience have been instrumental to Questar's success," said Ron Jibson, Questar president and CEO. “He’s been a key advisor on our management team and a trusted liaison with the financial community. Questar shareholders and employees wish him well in retirement.”

Questar concurrently announced that Kevin W. Hadlock will become Questar Corp. executive vice president and CFO, effective Jan. 1, 2011.

“We’re pleased to bring someone with Kevin’s qualifications to Questar,” said Jibson. “He brings more than 13 years of experience in strategic business operations leadership, including service with a Fortune 100 company and a major utility.”

Hadlock comes to Questar after six years with Baltimore Gas & Electric (BGE) and its parent company, Constellation Energy. He was named senior vice president and CFO of BGE after serving as Constellation Energy’s vice president of investor relations and financial planning and analysis.

From 1999 to 2004, Hadlock held several financial and management positions at General Motors, gaining broad experience in international treasury management, equity and debt capital markets, pension funding and analysis, mergers and acquisitions, and investor relations. Hadlock began his career in 1996 as a credit analyst at Morgan Stanley with a focus on the transportation and utility industries.

Hadlock graduated magna cum laude from Brigham Young University with a bachelor’s degree and earned his master’s degree of business administration from Northwestern University’s Kellogg School of Management.

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About Questar Corporation: Questar is a Rockies-based integrated natural gas company with an enterprise value of about $3.9 billion, operating through three principal subsidiaries:

Wexpro develops and produces natural gas on behalf of Questar Gas;

Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U.S.; and

Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho.

For more information, visit Questar’s website at: www.questar.com.

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